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                                                                    EXHIBIT 10.1

                               EMPLOYMENT CONTRACT


This agreement will serve as an employment agreement between Sac River Valley Bank and Garry Robinson. Terms and compensation under this contract will begin July 1, 1998 and will remain in effect for a period of nine (9) years from this date. The present employment contract between Garry Robinson and Sac River Valley Bank will be cancelled as of the above stated date.

DUTIES
GLR will work in Springfield 3 days per week and in Stockton 2 days per week.
         In Springfield GLR will:
              Run the Springfield office of SRVB
              Hire and train all personnel there
              Initiate Springfield loans
              Collect and supervise Springfield
         In Stockton GLR will:
              Continue to handle his Stockton loan portfolio.
              Support the Stockton management, to include, but not be limited to:
                   Advice on investments
                   Participate in the training of management personnel Generally help in the supervision of the operation of the bank

COMPENSATION
The compensation under this contract will be $144,000 for the first year, paid in monthly installments with an annual raise of 5%. There will be no bonuses paid to GLR under this contract. If the after-tax net profit of SRVB drops below $1,000,000 in any year the following year's salary of GLR will be reduced by 10% of the total salary for each $100,000 the profit is below $1,000,000 for the year. The minimum salary to be paid to GLR under this formula is $50,000 annually. At the point that the contract payments fall to $50,000 or below, SRVB may terminate this contract at is sole discretion.


BENEFITS
Fringe benefits such as health insurance, dental insurance, disability insurance, vacation, life insurance and retirement plans will be the same as other officers of the bank. Bank will provide a bank vehicle for GLR (similar to an 88 Oldsmobile Royale). This vehicle will be updated to a current year model every three years as is the current procedure.

OTHER TERMS
Should SRVB sell, the contract will be binding in the purchaser. GLR will honor the terms of the contract with any purchaser. During the term of the contract GLR will not compete in the banking field with SRVB without the written consent of SRVB.

SAC RIVER VALLEY BANK                       /s/ Garry L. Robinson
                                            --------------------------------

                                            Date:  11/13/97
                                                 ---------------------------

/s/ Darrell D. Church
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/s/ Neale W. Johnson
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/s/ Howard K. Johnson
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/s/ Stephen T. Wrenn
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/s/ Charles W. Neale
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/s/ Garry L. Robinson
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/s/ Franklin H. Smith
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                              ADDENDUM TO CONTRACT


If during the term of this contract, Garry L. Robinson should become incapacitated for a period exceeding six months, this contract shall be void. Incapacitation shall include any act, intentional or unintentional, which shall render Garry L. Robinson unable to physically or emotionally complete the terms of this contract. Should a dispute arise in the definition of incapacitation, the opinion of the local court with legal jurisdiction shall prevail.